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                               SECURITY AGREEMENT

            SECURITY AGREEMENT (this "Agreement"), dated as of May 9, 2001, between Liberty Satellite, LLC, a Delaware limited liability company ("Pledgor"), and Liberty Satellite & Technology, Inc. (the "Secured Party").

                                   WITNESSETH:

            WHEREAS, Secured Party has sold to Pledgor beneficial interests ("Interests") in the Liberty PCS Trust (the "Trust") to 5,084,745 shares of PCS Common Stock - Series 2 of Sprint Corporation ("Sprint Stock"), such Interests being represented by Certificate Numbers 11 and 12 ("Certificates"), pursuant to a Trust Interest Purchase Agreement, dated as of the date hereof, between Pledgor and Secured Party;

            WHEREAS, Pledgor has duly executed two promissory notes, each dated as of the date hereof, in the aggregate amount of $224,225,597 (the "Notes") and delivered the same to Secured Party; and

            WHEREAS, Pledgor and Secured Party wish to enter into this Agreement in order to secure the obligations of Pledgor under the Notes (such obligations, together with any obligations of Pledgor under this Agreement, the "Obligations").

            NOW THEREFORE, the parties hereto agree as follows:

            1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings provided therefor in the Notes.

            2. SECURITY INTEREST. Pledgor hereby pledges to Secured Party, as security for the Obligations, and grants to Secured Party a first priority continuing security interest in, lien on and right of set-off against the following described property (collectively referred to as the "Collateral"):
Interests in the Trust represented by the Certificates, together with the products, proceeds and accessions of any of the foregoing.

            3. DELIVERY OF COLLATERAL. Pledgor agrees that the Certificates shall be delivered to Secured Party at the address set forth in the Notes or otherwise specified by Secured Party. Such certificates shall be indorsed either to Secured Party or in blank by an effective indorsement within the meaning of the New York Uniform Commercial Code (the "UCC") and shall be in suitable form for transfer by delivery or accompanied by duly executed stock powers and any other instruments of transfer reasonably requested by Secured Party. All other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by Pledgor, and by any such other instruments or documents as Secured Party may reasonably request. The Certificates shall be delivered in accordance with this Section 3 no later than the date hereof.


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            4.  REPRESENTATIONS AND AGREEMENTS OF PLEDGOR.  In addition to its other representations and agreements in the Notes, Pledgor represents and agrees that:

            (a) Except for (i) the security interest granted hereby, (ii) any restriction on transfer under the Federal or State securities laws, (iii) any encumbrance or restriction under the Final Judgment, entered August 23, 1999, in the matter of United States of America v. AT&T Corp. and Tele-Communications, Inc. (the "Final Judgment"), (iv) any encumbrance or restriction under the March 5, 1999 order of the Federal Communications Commission in the matter of Applications for Consent to the Transfer of Control of Licenses and Section 214 Authorizations from Tele-Communications, Inc. to AT&T Corp. (the "FCC Order"), (v) any encumbrance or restriction which the Trust may have placed upon the Sprint Stock in favor of [Financial Institution] in connection with the Collar (including the filing of any financing statement in connection therewith), and (vi) any encumbrance or restriction under the Trust's Trust Agreement, dated as of March 9, 1999 (the "Trust Agreement") (collectively, the "Permitted Encumbrances"), Pledgor is, and as to Collateral acquired after the date hereof Pledgor will be as of the time of acquisition, the owner and holder of the Collateral free from any adverse claim, security interest, encumbrance, lien, charge, or other right, title or interest of any person. Pledgor agrees that at all times the Collateral will be and remain free of all such adverse claims, security interests, or other liens or encumbrances, other than any Permitted Encumbrance. Pledgor will promptly give Secured Party notice of, and defend the Collateral against, all claims and demands (other than any Permitted Encumbrance) of all persons at any time claiming the same or any interest therein.

            (b) Upon delivery to Secured Party of the Certificates in accordance with Section 3 and the filing of financing statements relating to the Collateral with the Office of the Secretary of State of Colorado and Delaware, Secured Party will have a valid and perfected first priority security interest in all Collateral (to the extent a security interest therein may be perfected under the UCC and to the extent Collateral arising after the date hereof may be perfected by the filing of a financing statement).

            (c) Pledgor has not heretofore signed any financing statement or security agreement which covers any of the Collateral, and no financing statement or security agreement naming Pledgor as secured party is now on file in any public office. Pledgor will not enter into or execute any security agreement or any financing statement covering the Collateral, other than those security agreements and financing statements in favor of Secured Party hereunder, and Pledgor agrees that, except for Permitted Encumbrances, there will not be on file in any public office any financing statement or statements (or any documents or papers filed as such) covering the Collateral, other than financing statements in favor of Secured Party hereunder, unless in any case the prior written consent of Secured Party shall have been obtained.

            (d) Pledgor is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its formation; and it has full power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets and properties at the places currently located and in the manner currently used and operated;

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            (e) Pledgor has all requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

            (f) Pledgor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms;

            (g) Pledgor's chief executive office (within the meaning of the UCC) is located at 7600 East Orchard Road, Suite 330, Englewood, Colorado 80111. Pledgor shall give Secured Party not less than 10 days prior written notice of any proposed change in its chief executive office.

            5.  RIGHTS OF SECURED PARTY AND PLEDGOR RELATED TO COLLATERAL.

      (a) Subject to any Permitted Encumbrances, Secured Party may from time to time following the occurrence of an Event of Default with respect to
Pledgor:

      (i) transfer any of the Collateral into the name of Secured Party;

      (ii) notify parties obligated on any of the Collateral to make payment to Secured Party of any amounts due or to become due thereunder;

      (iii) enforce collection of any of the Collateral by suit or otherwise; surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligation of any nature of any party with respect thereto; and (subject to any Permitted Encumbrance) exercise all other rights of Pledgor in any of the Collateral (including, without limitation, the right to vote or exercise other consensual interests in the Collateral); and/or

      (iv) take possession or control of any proceeds of the Collateral.

            (b) Until the occurrence of an Event of Default with respect to Pledgor, Pledgor shall have the right to receive all income from or interest on the Collateral. Upon the occurrence of an Event of Default with respect to Pledgor, Pledgor will not demand or receive any income from or interest on the Collateral, and if Pledgor receives any such income or interest without any demand by it, the same shall be held by Pledgor in trust for Secured Party in the same medium in which received, shall not be commingled with any assets of Pledgor and shall be delivered to Secured Party in the form received, properly indorsed to permit collection, not later than the second business day following the day of its receipt.

            (c) So long as no Event of Default with respect to Pledgor shall have occurred, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms or purpose of this Agreement or the Notes (and Secured Party shall exercise any voting and other consensual rights it may have pertaining to the Collateral in accordance with any instructions of Pledgor in that regard).

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            (d) In the event Secured Party shall pay any taxes, assessments, interests, costs, penalties or expenses incident to or in connection with the collection of the Collateral or protection or enforcement of the Collateral or any security therefor, Pledgor, upon demand of Secured Party, shall pay to Secured Party the full amount thereof with interest thereon from the date expended by Secured Party until repaid at a rate per annum equal to the Interest Rate.

            (e) Pledgor shall not (except as contemplated by the remaining provisions of this clause (e)) sell, assign, alienate, exchange, convey, transfer, hypothecate or otherwise dispose of or encumber the Collateral, without the prior written consent of Secured Party.

            6. FURTHER ASSURANCES; SECURED PARTY AS AGENT. Pledgor agrees to take such actions and to execute such stock or bond powers and such other or different writings as Secured Party may reasonably request (and irrevocably authorizes Secured Party to execute such writings as Pledgor's agent and attorney-in-fact) to create, preserve, perfect or validate Secured Party's security interest in the Collateral, or to enable Secured Party to exercise or enforce its rights under this Agreement with respect to the Collateral, including (without limitation) the right to receive, indorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof except for those distributions which Pledgor is entitled to retain pursuant to Section 5(b). If any consent or approval or authorization of, or filing with, any governmental authority or other person should be necessary to effectuate any sale or other disposition of the Collateral as provided herein, Pledgor agrees to execute all such documents as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure the same.

            7. EVENTS OF DEFAULT. The occurrence of any Event of Default with respect to Pledgor pursuant to the Notes shall constitute an "Event of Default" with respect to Pledgor hereunder.


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            8.  RIGHTS AND REMEDIES OF SECURED PARTY UPON DEFAULT. (a)  If an
Event of Default with respect to Pledgor shall have occurred:

            (i) Subject to the Permitted Encumbrances: Secured Party shall have and may exercise with reference to the Collateral and the Obligations any or all of the rights and remedies of a secured party under the UCC, and as otherwise granted herein or under any other applicable law or under any other agreement now or hereafter in effect executed by Pledgor, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of, or otherwise utilize the Collateral and any part or parts thereof in any manner authorized or permitted under the UCC after default by a debtor, and to apply the proceeds in accordance with Section 10 hereof. Without limiting the foregoing, Secured Party shall have the right to take possession of all or any part of the Collateral, subject to the Permitted Encumbrances, and of all books, records, papers and documents of Pledgor or in Pledgor's possession or control relating to the Collateral which are not already in Secured Party's possession. To the extent permitted by law, Pledgor expressly waives any notice of sale or other disposition of the Collateral and all other rights or remedies of Pledgor or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of Secured Party existing after default hereunder; and to the extent any such notice is required and cannot be waived, Pledgor agrees that if such notice is given in the manner provided in Section 14 hereof at least five (5) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale.

            (ii) Upon notice by Secured Party to Pledgor, but subject to any applicable limitations under the Permitted Encumbrances, Secured Party shall have the sole and exclusive right to exercise all voting and consensual powers pertaining to the Collateral or any part thereof and may exercise such powers in such manner as Secured Party may elect.

            (iii) All rights to marshalling of assets of Pledgor, including any such right with respect to the Collateral, are hereby waived by Pledgor.

            (iv) All recitals in any instrument of assignment or any other instrument executed by Secured Party incident to sale, lease, transfer, assignment or other disposition, lease or utilization of the Collateral or any part thereof under this Section 8(a) shall be full proof of the matters stated therein and no other proof shall be requisite to establish full legal propriety of the sale or other action taken by Secured Party or of any fact, condition or thing incident thereto and all prerequisites of such sale or other action or of any fact, condition or thing incident thereto shall be presumed conclusively to have been performed or to have occurred.

            (b) Secured Party shall never be under any obligation to collect, attempt to collect, protect or enforce the Collateral, which Pledgor agrees and undertakes to do at Pledgor's expense, but Secured Party may do so in its discretion at any time after the occurrence of an

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Event of Default with respect to Pledgor. All expenses (including, without limitation, attorneys' fees and expenses) incurred or paid by Secured Party in connection with or incident to any such collection or attempt to collect the Collateral or actions to protect or enforce the Collateral shall be borne by the Pledgor or reimbursed by the Pledgor to Secured Party upon demand.

            (c) The Secured Party will act in good faith and in a commercially reasonable manner in the exercise of any of its rights and remedies hereunder.

            9. SPECIAL PROVISIONS. Pledgor hereby acknowledges that the sale by Secured Party of any Collateral resulting from an exercise by Secured Party of its rights hereunder must be made in compliance with the Securities Act of 1933, as amended (the "Securities Act"), as well as any applicable Blue Sky or other state securities laws that may impose limitations as to the manner in which Secured Party or any other person may dispose of securities. Pledgor acknowledges that any sale or disposition contemplated pursuant hereto may be at prices and on terms less favorable to Secured Party than those obtainable through a public sale without any applicable restrictions, and, notwithstanding such circumstances, Pledgor agrees that any such sale or other disposition shall be deemed to have been made in a commercially reasonable manner. Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for any period of time; and Pledgor waives any claims against Secured Party arising by reason of the fact that the price that might have been obtainable in a public sale was greater than the price obtained in any such sale or disposition pursuant hereto, even if Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree.

            10. APPLICATION OF PROCEEDS. In the event Secured Party sells or otherwise disposes of the Collateral in the course of exercising the remedies provided for in this Agreement, any amounts held, realized or received by Secured Party pursuant to the provisions hereof, including the proceeds of the sale of any of the Collateral or any part thereof, shall be applied by Secured Party first toward the payment of any costs and expenses incurred by Secured Party in enforcing this Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any guaranty thereof, including, without limitation, the reasonable attorneys' fees and expenses incurred by Secured Party, all of which costs and expenses Pledgor agrees to pay, and then to such other Obligations in such order as Secured Party may elect. Any amounts and any Collateral remaining after such application and after payment to Secured Party of satisfaction of all of the Obligations in full shall be paid or delivered to Pledgor, its successor or assigns, or as a court of competent jurisdiction may direct or as otherwise may be required by law.

            11. CARE OF COLLATERAL. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Secured Party accords its own property, it being understood that Secured Party shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral. So long as no Event of Default with respect to Pledgor has occurred, Secured Party agrees to follow Pledgor's reasonable instructions in connection with any action with respect to the Collateral, provided that

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such action is not prohibited hereby and such action would not impair the value or liquidity of the Collateral (or the relationship between the Collateral and the Obligations).

            12. TERMINATION. This Agreement and the security interest created hereunder shall terminate upon such date on which all the Obligations have been paid in full. Upon termination hereof, Secured Party shall execute and deliver to Pledgor all documents which Pledgor shall reasonably request to evidence termination of such security interest and shall return physical possession of any Collateral then held by Secured Party to Pledgor; provided, however, that all indemnities of Pledgor contained in this Agreement shall survive, and remain in full force and effect regardless of the termination of the security interest or this Agreement. Notwithstanding the foregoing, this Agreement and the security interest granted hereunder shall be reinstated if at any time any payment or delivery pursuant to an Obligation, in whole or in part, is rescinded or must otherwise be returned by Secured Party upon the insolvency, bankruptcy or reorganization of Pledgor, all as though such payment or delivery had not been made.

            13. ADDITIONAL INFORMATION. Pledgor agrees to furnish Secured Party from time to time with such additional information and copies of such documents relating to this Agreement and the Collateral, as Secured Party may reasonably request.

            14. NOTICES. Any communication, notice or demand to be given hereunder shall be given in accordance with the Notes.

            15. INDEMNITY AND EXPENSES. Pledgor agrees to indemnify Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of any rights under this Agreement, and any claims or demands of any persons at any time claiming the Collateral or any interest therein), except claims, losses or liabilities resulting from Secured Party's negligence or willful misconduct. Pledgor agrees to pay on demand all out-of-pocket expenses (including the reasonable fees and expenses of Secured Party's counsel, experts and agents) in any way relating to the enforcement or protection of the rights of Secured Party hereunder.

            16. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to Secured Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Secured Party from time to time.

            17. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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            18.  EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.



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            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    LIBERTY SATELLITE, LLC


                                    By:___________________________
                                     Name:
                                     Title:


                                    LIBERTY SATELLITE & TECHNOLOGY, INC.


                                    By:___________________________
                                      Name:
                                      Title:


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